Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AUXILIUM PHARMACEUTICALS, INC.

FIRST: The name of the corporation is Auxilium Pharmaceuticals, Inc. (the “Corporation”).

SECOND: The address of its registered office in Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value.

FIFTH: In addition to the powers conferred under the General Corporation Law of Delaware, the board of directors shall have power to adopt, amend, or repeal the by-laws of the Corporation.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. Subject to any contrary provision of the General Corporation Law of Delaware, the books of the Corporation may be kept at such place or places, within or without the State of Delaware, as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

SEVENTH: The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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